EX–99.1

Embratel Participações S.A.

CNPJ/MF 02.558.124/0001-12

N.I.R.E. 3330026237-7

A Public Company

MATERIAL FACT

Embratel Participações S.A. (“EMBRAPAR” or “Company”), in compliance with the provisions of Instruction n° 358/02 of the Brazilian Securities and Exchange Commission (“CVM”), announces to the public and to its shareholders that its controlling shareholder, Teléfonos de México, S.A. de C.V. (“TELMEX”), in reference to the request for registration of a tender offer to be intermediated by Unibanco – União de Bancos Brasileiros S.A., which was submitted to the CVM through TELMEX’s wholly owned subsidiary Telmex Solutions Telecomunicações Ltda. (“Telmex Solutions”) and announced through a Material Fact dated May 8, 2006, for the purchase of all of the outstanding common and preferred shares of EMBRAPAR for the purpose of canceling the registration of EMBRAPAR as a public company (“Tender Offer”), announced today its decision to maintain the request for registration of the Tender Offer with the CVM, in spite of the fact that on this date the condition set forth in section 1.2.3(iii) of the form of notice of tender offer, submitted to the CVM on May 9, 2006 (“Form of Notice of Tender Offer”) had been triggered.

The Company communicates that TELMEX also announced today that its decision regarding the condition in section 1.2.3(iii) of the Form of Notice of Tender Offer is definitive and final. Therefore, the announcement of TELMEX constitutes TELMEX’s waiver of its right to withdraw the Tender Offer if, from the date of today’s announcement until the date of the Auction of the Tender Offer, such condition is triggered again.

Holders of the Company’s shares and/or American Depositary Shares should read the statement relating to the Tender Offer that the Company will file with the Securities and Exchange Commission (“SEC”) in the United States, because it will contain important information. A Portuguese translation of this document will be filed with CVM. This material will also be available free of charge on the SEC’s website at www.sec.gov.

Rio de Janeiro, June 7, 2006

Embratel Participações S.A.

Isaac Berensztejn

Investor Relations Officer